Exhibit  99.2


     The Corporation posted a 158.0% increase in net income during the first two quarters of 2003. Earnings per share increased $0.35 for the six months ended June 30, 2003 to $0.59 per share compared to $0.24 per share for the six months ending June 30, 2002.





     The change was the result of operating income increasing $438,300 in the first six months of 2003 and the negative effect of a one-time after tax charge to net income of approximately $2.5 million in the first two quarters of 2002. The charge was the result of a mediated lawsuit brought by Centex Credit Corporation v. Tri City National Bank during the first quarter of 2002 and a negotiated settlement of a lawsuit brought by Creve Coeur Mortgage Associates, Inc. v. Tri City National Bank during the second quarter of 2002.





     All financial information has been adjusted to reflect the 3-for-1 stock split which was completed on March 3, 2003.